MMI PRODUCTS, INC. ANNOUNCES ENGAGEMENT OF UBS WARBURG TO CONSIDER STRATEGIC ALTERNATIVES

HOUSTON, TX, October 2, 2000 --- MMI Products, Inc. announced that it has engaged UBS Warburg LLC to assist it in evaluating a number of strategic alternatives, including a possible sale of MMI. The pursuit of any particular strategic alternative will depend on a number of factors that have not been fully considered by MMI's Board of Directors at this time.

MMI is a privately owned leading manufacturer of chain link and ornamental iron fence products and concrete reinforcing welded wire mesh and accessories. MMI distributes a complete line of fence products and concrete accessories through its network of 71 company-operated service centers located in 31 states.

Questions regarding this press release should be directed to Robert N. Tenczar, Chief Financial Officer at (281) 876-0080.